Ex. (j)

The Board of Trustees and Shareholders of

Dryden Core Investment Fund:

We consent to the incorporation by reference, in this registration statement (No. 811-09999) on Form N-1A, of our report dated March 29, 2007 on the statements of assets and liabilities of Taxable Money Market Series and Short Term Bond Series, each a series of the Dryden Core Investment Funds (hereafter referred to as the “Funds”), including the portfolios of investments, as of January 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP

KPMG LLP

New York, New York

May 24, 2007